Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) is made and entered into as of June 9, 2022 by and among Psychemedics Corporation (the “Company”) and the entities and natural persons set forth in the signature pages hereto (collectively, “Kamin”) (each of the Company and Kamin, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Kamin have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, as of the date hereof, Kamin has a beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”)) interest in the Common Stock,  par value $0.005 per share, of the Company (the Common Stock”) totaling, in the aggregate, 627,737 shares, or approximately 11.1% of the Common Stock issued and outstanding on the date hereof;

WHEREAS, Kamin submitted a letter to the Company on May 6, 2022 (the “Nomination Notice”) nominating three director candidates to be elected to the Board of Directors of the Company (the “Board”) at the Company’s 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”); and

WHEREAS, as of the date hereof, the Company and Kamin have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.	Board Appointments and Related Agreements.

(a)            Board Appointments

(i)              In connection with the Company’s 2022 Annual Meeting, the Company agrees that the Board and all applicable committees of the Board shall promptly take all necessary actions to (A) increase the size of the Board from five (5) to six (6) directors, (B) nominate Peter H. Kamin (“PH Kamin”) and Darius G. Nevin (“Nevin”) (each a “New Appointee” and collectively, the “New Appointees”) for election to the Board at the 2022 Annual Meeting as directors of the Company for terms expiring at the Company’s 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”). The Company acknowledges that Walter S. Tomenson, Jr. will retire as a director of the Company upon the conclusion of the 2022 Annual Meeting when his current term of service expires. The Company shall use its reasonable best efforts to hold the 2022 Annual Meeting no later than August 31, 2022.

(ii)          The Company agrees that (A) the Board shall nominate the New Appointees for election to the Board at the 2022 Annual Meeting, subject to their consent to serve, for terms expiring at the Company’s 2023 Annual Meeting; and (B) the Company shall recommend, support and solicit proxies for the New Appointees at the 2022 Annual Meeting in the same manner as it recommends, supports, and solicits proxies for the election of the Company’s other director nominee.

(iii)         In advance of the 2022 Annual Meeting, the Company agrees to provide, in its reasonable discretion, onboarding materials to each New Appointee to facilitate their readiness to join the Board upon election at the 2022 Annual Meeting, including without limitation prior board meeting materials and minutes, strategic plans, operating budgets, organizational charts, and any relevant compensation plans or arrangements, as reasonably requested by the New Appointees (collectively, the “Onboarding Information”); provided that the Company shall not be required to provide any Onboarding Information that would be reasonably be expected to compromise attorney-client privilege. The New Appointees’ receipt of the Onboarding Information shall be subject to a non-disclosure agreement with the Company to be agreed between the Parties.

(iv)          If at any time prior to the expiration of the Standstill Period (as defined below), (x) Nevin (or any Replacement Director) is unable or unwilling to serve as a director and ceases to be a director, resigns as a director, is removed as a director, or for any other reason fails to serve or is not serving as a director or (y) PH Kamin is physically unable to serve as a director due to injury or disability, and at such time (A) Kamin beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act) in the aggregate at least the lesser of 10% of the Company’s then-outstanding Common Stock and 562,620 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Minimum Ownership Threshold”) and (B) Kamin has not committed a material breach of this Agreement (except to the extent where such breach is capable of being cured, Kamin has cured such breach within 10 days’ of receipt of written notice of such breach from the Company), Kamin shall have the ability to recommend a person to be a replacement director in accordance with this Section 1(a)(iv) (any such replacement nominee, when appointed to the Board, shall be referred to as a “Replacement Director”). Any Replacement Director must (A) be reasonably acceptable to the Board (such acceptance not to be unreasonably withheld), (B) qualify as “independent” pursuant to Nasdaq listing standards and (C) have the relevant financial and business experience to be a director of the Company. The Nominating Committee shall make its determination and recommendation regarding whether such proposed Replacement Director meets the foregoing criteria within five (5) business days after (1) such nominee has submitted to the Company the documentation required by Section 1(c)(iv) and (2) representatives of the Board have conducted customary interview(s) of such nominee, if such interviews are requested by the Board or the Nominating Committee. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this Section 1(a)(iv) as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten (10) business days after Kamin’s submission of such nominee. In the event the Nominating Committee does not accept a person recommended by Kamin as the Replacement Director, Kamin shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Nominating Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a Replacement Director nominee by the Nominating Committee, the Board shall vote on the appointment of such Replacement Director to the Board no later than five (5) business days after the Nominating Committee’s recommendation of such Replacement Director; provided, however, that if the Board does not appoint such Replacement Director to the Board pursuant to this Section 1(a)(iv), the Parties shall continue to follow the procedures of this Section 1(a)(iv) until a Replacement Director is elected to the Board for the 2022 term. Subject to Nasdaq rules and applicable law, upon a Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. Subject to Nasdaq rules and applicable law, until such time as any Replacement Director is appointed to any applicable committee of the Board, the other New Appointee will serve as an interim member of such applicable committee. Any Replacement Director designated pursuant to this Section 1(a)(iv) replacing a New Appointee prior to the mailing of the Company’s definitive proxy statement for the 2022 Annual Meeting shall stand for election at the 2022 Annual Meeting together with the other director nominees. Following the appointment of any Replacement Director to replace a New Appointee in accordance with this Section 1(a)(iv), all references to such New Appointee herein shall be deemed to include any Replacement Director (it being understood that this sentence shall apply whether or not references to the New Appointees expressly state that they include any Replacement Director).

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(v)            During the Standstill Period (as defined below), the Board and all applicable committees of the Board shall not increase the size of the Board to more than six (6) directors without the unanimous consent of the Board.

(b)            Board Committees.

(i)              Strategic Alternatives Committee.

Immediately following the election of the New Appointees to the Board at the 2022 Annual Meeting, the Board and all applicable committees of the Board shall take all necessary actions to appoint the New Appointees to the existing committee of the Board designated to review shareholder enhancement opportunities (the “Strategic Alternatives Committee”). During the Standstill Period, unless otherwise agreed to by the Strategic Alternatives Committee, the Strategic Alternatives Committee shall be composed of four (4) directors, including the New Appointees (or any Replacement Director, as the case may be).

(ii)            Other Committee Assignments.

In addition to appointing the New Appointees to the Strategic Alternatives Committee, immediately following the election of the New Appointees to the Board at the 2022 Annual Meeting, the Board and all applicable committees of the Board shall take all actions necessary to appoint (i) Mr. Kamin to the Compensation Committee of the Board and the Nominating Committee of the Board and (ii) Mr. Nevin to the Audit Committee and Compensation Committee of the Board. If any new committee(s) or subcommittee(s) is established during the Standstill Period, the Board and all applicable committees of the Board shall take all actions necessary to ensure that at least one (1) New Appointee (or a Replacement Director, if applicable) is appointed to such new committee or subcommittee, assuming such person satisfies any applicable independence or other criteria of the Nasdaq rules or SEC regulations.

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(c)            Additional Agreements.

(i)             Kamin, on behalf of himself and his controlled Affiliates and Associates, hereby irrevocably withdraws his Nomination Notice and any related materials or notices submitted to the Company in connection therewith. During the Standstill Period, except as otherwise provided herein, Kamin shall not, and shall cause each of its controlled Affiliates and Associates not to, directly or indirectly, (A) nominate or recommend for nomination any person for election at any annual or special meeting of the Company’s stockholders, (B) submit any proposal for consideration at, or bring any other business before, any annual or special meeting of the Company’s stockholders, or (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to any annual or special meeting of the Company’s stockholders. Kamin shall not publicly or privately encourage or support any other stockholder, person or entity to take any of the actions described in this Section 1(c)(i).

(ii)           Kamin shall appear in person or by proxy at the 2022 Annual Meeting and vote all shares of Common Stock beneficially owned by Kamin at the 2022 Annual Meeting (A) in favor of all directors nominated by the Board for election, (B) in favor of the ratification of the appointment of BDO USA, LLP as the Company’s registered public accounting firm for the fiscal year ended December 31, 2022, (C) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal and (D) in accordance with the Board’s recommendation with respect to any other Company proposal or stockholder proposal or nomination presented at the 2022 Annual Meeting; provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to the Company’s “say-on-pay” proposal or any other Company proposal or stockholder proposal presented at the 2022 Annual Meeting (other than proposals relating to the election of directors), Kamin shall be permitted to vote in accordance with the ISS and Glass Lewis recommendation. Kamin further agrees that he will appear in person or by proxy at any special meeting of the Company’s shareholders held during the Standstill Period and, to the extent any such special meeting includes the election of directors, vote all shares of Common Stock beneficially owned by Kamin at such special meeting in accordance with the Board’s recommendation(s) on any proposal relating to the appointment, election or removal of directors.

(iii)         Kamin acknowledges that each New Appointee is required to submit to the Company a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation applicable to directors of the Company.

(iv)          The Company agrees that the Board and all applicable committees of the Board shall, to the extent that the Board and such committees have such authority and are entitled to so determine, take all necessary actions to determine, in connection with the Company’s nomination of the New Appointees to the Board at the 2022 Annual Meeting and any subsequent appointment of the New Appointees as directors, that each of the New Appointees will be deemed to be “Indemnitee(s)” under the Company’s Indemnification Agreements.

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2.	Standstill Provisions.

(a)              Kamin agrees that, from the date of this Agreement until the earlier of (x) the date that is twenty (20) business days prior to the deadline for the submission of stockholder nominations for the 2023 Annual Meeting pursuant to the Company’s Amended and Restated Bylaws or (y) the date that is one hundred (100) days prior to the first anniversary of the 2022 Annual Meeting (the “Standstill Period”), Kamin shall not, and shall cause each of its controlled Affiliates and Associates not to, in each case directly or indirectly, in any manner:

(i)           acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of, any Common Stock or any securities convertible or exchangeable into or exercisable for Common Stock (collectively, “Company Securities”) or assets of the Company, or rights or options to acquire any Company Securities, or engage in any swap instrument or derivative hedging transactions or other derivative agreements of any nature with respect to Company Securities that would result in Kamin having beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act) of more than 14.99% of the Common Stock outstanding at such time;

(ii)          engage in any solicitation of proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

(iii)         make any request for a stockholder list of materials or any other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise;

(iv)         form, join, or in any way knowingly participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the shares of the Common Stock (other than a “group” that includes all or some of the members of Kamin, but does not include any other entities or persons that are not members of Kamin as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Kamin to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(v)          deposit any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Kamin and otherwise in accordance with this Agreement;

(vi)           seek or submit, or knowingly encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, or knowingly encourage or take any other action with respect to the appointment, election or removal of any directors, in each case in opposition to the recommendation of the Board;

(vii)       (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, consolidation, acquisition, recapitalization, restructuring, liquidation, dissolution, disposition or other business combination involving the Company, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, consolidation, acquisition, recapitalization, restructuring, liquidation, dissolution, disposition or other business combination involving the Company, or publicly encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, tender (or exchange) offer, consolidation, acquisition, recapitalization, restructuring, liquidation, dissolution, disposition, or other business combination with respect to the Company by such third party prior to such proposal becoming public or (E) call or seek to call a special meeting of stockholders;

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(viii)       seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

(ix)          advise, knowingly encourage, knowingly support or knowingly influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders with respect to the appointment, election or removal of director(s), except in accordance with Section 1; or

(x)           make any request or submit any proposal, alone or in concert with others, that would reasonably be expected to require the Company or Kamin to make public disclosure of any kind, other than through non-public communications with the Company or the Board that would not be reasonably determined to trigger public disclosure obligations for any Party.

(b)            Except as expressly provided in Section 1, Section 2(a) or Section 12, Kamin shall be entitled to (i) vote any shares of Common Stock that it beneficially owns as Kamin determines in its sole discretion and (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefor.

(c)            Nothing in Section 2(a) shall be deemed to limit the exercise in good faith by any New Appointee (or a Replacement Director) of such person’s fiduciary duties solely in such person’s capacity as a director of the Company.

3.	Representations and Warranties of the Company.

The Company represents and warrants to Kamin that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, and assuming due execution by each counterparty hereto, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement to which the Company is a party or by which it is bound.

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4.	Representations and Warranties of Kamin.

Kamin represents and warrants to the Company that (a) the authorized signatory of Kamin set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Kamin thereto, (b) this Agreement has been duly authorized, executed and delivered by Kamin, and assuming due execution by each counterparty hereto, is a valid and binding obligation of Kamin, enforceable against Kamin in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Kamin as currently in effect, (d) the execution, delivery and performance of this Agreement by Kamin does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Kamin, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, Kamin is deemed to beneficially own 627,737 shares of Common Stock, (f) as of the date hereof, and except as set forth in clause (e) above, Kamin does not currently have, and does not currently have any right to acquire, any interest in any securities or assets of the Company or its Affiliates (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or assets or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of shares of Common Stock or any other securities of the Company, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of shares of Common Stock or any other class or series of the Company’s stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement) and (g) Kamin has not (except as disclosed in the Nomination Notice), directly or indirectly, compensated or agreed to compensate, and will not, directly or indirectly, compensate or agree to compensate, Mr. Nevin for serving as a nominee or director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation, directly or indirectly, related to the Company or its securities. For the avoidance of doubt, nothing herein shall prohibit Kamin for compensating or agreeing to compensate any person for his or her respective service as a nominee or director of any other company.

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5.	Press Release.

Promptly following the execution of this Agreement, the Company and Kamin shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Kamin shall issue any press release or make public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party. During the Standstill Period, neither the Company nor Kamin shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement, except as required by law or the rules of any stock exchange.

6.	Specific Performance.

Each of Kamin, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Kamin, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.	Expenses.

The Company shall reimburse Kamin for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with Kamin’s involvement at the Company through the date of this Agreement promptly upon the conclusion of the 2022 Annual Meeting, including, provided that such reimbursement shall not exceed $50,000 in the aggregate.

8.	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

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9.	Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (c) two (2) business days after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Psychemedics Corporation

289 Great Road

Acton, Massachusetts 01720
Attention: Ray Kubacki, Chief Executive Officer
E-mail: rayk@psychemedics.com

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky, and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: Matthew J. Gardella

Telephone: (617) 348-1735

Email: MGardella@mintz.com

If to Kamin or any member thereof:

3K Limited Partnership
2720 Donald Ross Road, Unit #311

Palm Beach Gardens, Florida 33410

Attention: Peter H. Kamin
Email: pkamin@3klp.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention: Andrew Freedman, Esq.
Facsimile: (212) 451-2222
Email: afreedman@olshanlaw.com

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10.	Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile). For the avoidance of doubt, neither Party shall be bound by any contractual obligation to the other Party (including by means of any oral agreement) until all counterparts to this Agreement have been duly executed by each of the Parties and delivered to the other Party (including by means of electronic delivery of facsimile).

12.	Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 12, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current officer or director of a Party or a Party’s subsidiaries who no longer serves in such capacity in connection with the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives.

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13.	No Litigation.

Each Party agrees that, during the Standstill Period, it shall not institute, solicit, join or assist in any lawsuit, claim or proceeding before any court or government agency (each, a “Legal Proceeding”) against the other Party, any Affiliate of the other Party or any of their respective current or former directors or officers, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement and (b) counterclaims with respect to any proceeding initiated by, or on behalf of one Party or its Affiliates against the other Party or its Affiliates; provided, however, that the foregoing shall not prevent any Party or any of its Representatives (as hereinafter defined) from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) as required by law in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the suggestion of such Party; provided, further, that in the event any Party or any of its Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the other Party (except where such notice would be legally prohibited or not practicable). Each Party represents and warrants that neither it nor any assignee has filed any lawsuit against the other Party.

14.	Company Policies.

The Parties acknowledge that, except as otherwise provided herein, at all times while serving as a director, the New Appointees shall comply with all company policies, including but not limited to, codes and guidelines applicable to Company directors, including the Company’s code of ethics and conduct, corporate governance guidelines, anti-bribery policy, and information security policy.

15.	Securities Laws.

Kamin acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, of the following: (i) the United States securities laws prohibit any person who directly or indirectly has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, (ii) the anti-insider trading policy set forth in Section 2.6 of the Company’s Code of Ethics and Conduct and (iii) the provisions of U.S. Securities and Exchange Commission Regulation Fair Disclosure (“Regulation FD”) requiring the public announcement of previously non-public material information if that information is disclosed to anyone who has not agreed to maintain the confidentiality of that information, and each such person agrees to take no action that would require the Company to make a public announcement pursuant to the requirements of Regulation FD.

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16.	Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term.

This Agreement contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Kamin. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Kamin, the prior written consent of the Company, and with respect to the Company, the prior written consent of Kamin. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. This Agreement shall terminate at the end of the Standstill Period, except provisions of Section 14, Section 15, and Section 16, which shall survive such termination.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

psychemedics corporation

By:	/s/ Raymond C. Kubacki
	Name:	Raymond C. Kubacki
	Title:	President and Chief Executive Officer

[Signature Page to Agreement]

3K Limited Partnership

By: Peter H. Kamin,

its general partner

Peter H. Kamin Revocable Trust dated February 2003

By: Peter H. Kamin,

its sole trustee

Peter H. Kamin Childrens Trust dated March 1997

By: Peter H. Kamin,

its sole trustee

By:	/s/ Peter H. Kamin
	Name:	Peter H. Kamin
	Title:	Authorized Signatory

[Signature Page to Agreement]